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                              EXHIBIT 12(b)


              CHEMICAL BANKING CORPORATION and Subsidiaries

            Computation of ratio of earnings to fixed charges
            -------------------------------------------------
                and preferred stock dividend requirements
                -----------------------------------------
                       (in millions, except ratios)

                                                    Three Months Ended
                                                        March 31, 1994
                                                    ------------------
  EXCLUDING INTEREST ON DEPOSITS
  ------------------------------
  Income before Income Taxes and
   Effect of Accounting Changes                               $   545
                                                              -------

  Fixed charges:
   Interest expense                                               427
   One third of rents, net of income from subleases <a>            27
                                                              -------
  Total fixed charges                                             454
                                                              -------

  Less:  Equity in undistributed income of affiliates            (26)
                                                              -------

  Earnings before taxes and fixed charges, excluding
   capitalized interest                                       $   973
                                                              =======

  Fixed charges, as above                                     $   454

  Preferred stock dividends                                        32
                                                              -------

  Fixed charges including preferred stock dividends           $   486
                                                              =======

  Ratio of earnings to fixed charges and
   preferred stock dividend requirements                         2.00

  INCLUDING INTEREST ON DEPOSITS
  ------------------------------
  Fixed charges including preferred stock dividends           $   486

  Add:  Interest on deposits                                      520
                                                              -------

  Total fixed charges including preferred stock
     dividends and interest on deposits                       $ 1,006
                                                              =======

  Earnings before taxes and fixed charges, excluding
   capitalized interest, as above                             $   973

  Add:  Interest on deposits                                      520
                                                              -------

  Total earnings before taxes, fixed charges and
   interest on deposits                                       $ 1,493
                                                              =======

  Ratio of earnings to fixed charges
   and preferred stock dividend requirement                      1.48
                                                              =======

  [FN]
  <a> The proportion deemed representative of the interest factor.
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